Exhibit 13




                                AGREEMENT


      This Agreement (the "Agreement") is made and entered into as of the 26th day of November, 1996, by and between The Krupp Corporation ("Krupp"), a Massachusetts corporation with a principal place of business at 470 Atlantic Avenue, Boston, Massachusetts 02210, and Longacre Corp. ("Longacre"), a Delaware corporation with a principal place of business at Suite 980, 1 Wall Street, New York, New York, 10005.

                               WITNESSETH:

      WHEREAS, Longacre is engaged in the business of investing in, among other things, real estate limited partnerships;

      WHEREAS, Krupp and certain of its Affiliates (as defined in Section 11) sponsored and are engaged in the business of managing, among other things, the funds listed on Schedule I hereto (individually a "Krupp Fund" and collectively, the "Krupp Funds");

      WHEREAS, Longacre has sought to obtain from Krupp lists of the investors in certain of the Krupp Funds for the stated purpose of contacting such investors in order to attempt to acquire their units in the Krupp Funds;

      WHEREAS, Krupp has refused to provide lists of the investors to Longacre, alleging that they are not entitled to obtain such lists;

      WHEREAS, the parties have conferred through their respective counsel and are desirous of resolving and settling the dispute between them, upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. DELIVERY OF LISTS: From time to time during the twelve month period commencing on the date hereof and expiring on the first anniversary date of this Agreement, Krupp will, upon written request from Longacre, deliver to Longacre or its designee within 15 business days of receipt of such written request, current or updated lists of investors in any Krupp Fund in which Longacre or an Affiliate of Longacre is a limited partner, unitholder, shareholder or otherwise an equity investor (as the case may be) provided such request includes an undertaking by Longacre to pay the cost of reproducing and delivering such list within ten business days after receipt of such lists. The lists will be sorted alphabetically and delivered in both paper format and on 3.5" IBM compatible computer diskette in ASCII format.






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      2.  PAYMENT FOR LISTS:  Longacre will pay Krupp $300 for each list provided pursuant to Section 1, representing the estimated cost of reproducing and delivering each such list.

      3.  RESTRICTIONS ON ACTIVITIES:

      (a) The provisions of this Section 3 shall apply to each Krupp Fund for which an investor list is furnished to Longacre or its designee by Krupp or an Affiliate of Krupp in accordance with the terms and provisions of this Agreement pursuant to a request by Longacre hereunder as well as to each Krupp Fund for which a request is made by Longacre or an Affiliate of Longacre pursuant to Rule 14d-5 of Regulation 14D under the Securities Exchange Act of 1934, as amended, or under any other law, rule or regulation whether such request results in an investor list being furnished to Longacre or an Affiliate of Longacre, or the mailing of materials on behalf of Longacre or an Affiliate of Longacre. For purposes of this Section 3, the date on which materials are last mailed pursuant to said Rule 14d-5 or under any other law, rule or regulation or an investor list for a Krupp Fund is last furnished to Longacre, an Affiliate of Longacre or any of their designees is referred to as the "Trigger Date" applicable to such Krupp Fund;

      (b) With respect to each Krupp Fund to which this Section 3 applies, without the prior written consent of Krupp, which consent may be granted or withheld in Krupp's sole and exclusive discretion and for any reason, or for no reason, for the applicable period determined in accordance with the provisions of subsection (c) of this Section 3, Longacre will not, and will not permit any of its Affiliates to:

            (i) in any manner acquire, attempt to acquire, or make a proposal to acquire, directly or indirectly, more that 25% of the voting securities of such Krupp Fund;

            (ii) vote its interest in such Krupp Fund on any issue other than in proportion to the votes of all other interest holders who vote on such issue;

            (iii) propose, or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation or other similar transaction involving such Krupp Fund;

            (iv) form, join or otherwise participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of such Krupp Fund, unless each member of such group agrees in writing to be bound by all of the terms of this Agreement applicable to such Krupp Fund; PROVIDED, HOWEVER, that Longacre and its Affiliates shall not be deemed to be acting in a "group" in violation of this
Section 3(b)(iv) solely by virtue of their voting their interest in compliance with Section 3(b)(ii) of this Agreement;







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            (v) make or participate in any way, directly or indirectly, in any solicitation of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of such Krupp Fund;

            (vi) sell, transfer or assign any interests in such Krupp Fund to any person or entity other than an Affiliate of Longacre, unless such person or entity agrees in writing to be bound by all of the terms of this Agreement applicable to such Krupp Fund as if all such interests were still owned by Longacre;

            (vii) disclose any intention, plan or arrangement relating to such Krupp Fund which is inconsistent with the terms of this Agreement; or

            (viii) loan money to, advise, assist or encourage any person in connection with any of the actions restricted or prohibited by this Agreement with respect to such Krupp Fund;

      (c) With respect to each Krupp Fund to which this Section 3 applies,
Section 3(b)(i) through Section 3(b)(viii), inclusive, will apply to Longacre and its Affiliates for the period commencing on the Trigger Date applicable to such Krupp Fund and terminating 30 months after such Trigger Date.

      (d) Notwithstanding the provisions of Section 3(b)(vi), nothing in this Agreements shall prohibit Longacre or its Affiliates from selling, transferring or assigning, during any consecutive six-month period, an amount of voting securities or other interest in any Krupp Fund which does not exceed two percent of the outstanding voting securities or other interest in any such Krupp Fund, PROVIDED that the purpose of such sales, transfers or assignments is not to evade or circumvent the general intent of this Agreement and provided further that such sales, transfers or assignments do not have the effect of evading or circumventing the general intent of this Agreement.

      4. USE OF LISTS, PROHIBITION ON FURNISHING TO OTHERS: Any investor list obtained by Longacre or any Affiliate of Longacre relative to any Krupp Fund will be utilized only for the purpose of contacting investors to inquire as to whether they wish to sell their units in such Krupp Fund to Longacre or any Affiliate of Longacre, and for no other purpose. The lists will not be furnished by Longacre or any Affiliate of Longacre to any other person or entity (other than agents and representatives of and advisors to Longacre and its Affiliates) without the consent of Krupp.

      5. THIRD PARTIES: If at any time Longacre or any Affiliate of Longacre is approached or contacted by any third party concerning participation in a transaction involving the assets, businesses or securities of any Krupp Fund or involving any of the actions proscribed by Section 3 hereof or otherwise by this Agreement, Longacre will immediately notify such third party of its inability to participate in such a






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transaction and its obligation to notify Krupp and will thereafter promptly (and in any event, within five business days) notify Krupp of the nature of such contact and the party or parties making the same. Krupp will indemnify, defend and hold harmless Longacre and Longacre's Affiliates from and against any and all claims, demands or liabilities that may arise as a result of Longacre's strict compliance with the terms of this Section 5.

      6.    COMPLIANCE WITH SECURITIES LAWS:   Longacre acknowledges its
obligations under the securities laws and the Rules of the Securities and Exchange Commission.

      7. PROVISION OF COPIES OF ALL COMMUNICATIONS: Longacre covenants and agrees that it will deliver to Krupp, at least five business days before mailing or otherwise disseminating to investors in any Krupp Fund any communication to be given to one or more investors in any Krupp Fund by or on behalf of Longacre or any Affiliate of Longacre.

      8. FIDUCIARY DUTIES OF KRUPP; SAFE HARBOR PROVISION, PROTECTION OF PARTNERSHIP STATUS: Longacre acknowledges that:

      (a) Krupp and its Affiliates have significant fiduciary obligations to the investors in the Krupp Funds, and has stated that it is entering into this Agreement, among other reasons, to fulfill those fiduciary obligations;

      (b) Krupp and its Affiliates may need to take certain further action to meet its fiduciary obligations, including, without limitation, suspending the acceptance of transfer paperwork in one or more Krupp Funds in order to (i) avoid the termination of such Krupp Fund's status as a partnership under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) avoid the treatment of such Krupp Fund as a "publicly traded partnership" under the Code; or (iii) prevent such Krupp Fund from falling outside any so-called "safe harbor" provision relating to taxation or tax status, including provisions relating to publicly traded partnerships; and

      (c) The suspension of the acceptance of transfer paperwork by Krupp or its Affiliates would mean that notwithstanding the presentment of valid transfer paperwork and the terms of this Agreement, transfers requested by Longacre or an Affiliate of Longacre would not be processed or reflected on the books and records of the applicable Krupp Fund.

      PROVIDED, HOWEVER, that nothing herein shall be construed, as an acknowledgment or agreement by Longacre that Krupp or any Affiliate of Krupp has the right under any particular circumstances to suspend the acceptance of transfer paperwork, or as a waiver of any future claims of Longacre or any Affiliate of Longacre arising out of any such suspension or other similar action.







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      9. RELEASE: FOR AND IN CONSIDERATION OF THE AGREEMENTS HEREIN MADE,
LONGACRE DOES HEREBY REMISE, RELEASE AND ACQUIT KRUPP AND ALL OF ITS AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS AND EACH OF THE RESPECTIVE AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS OF THE FOREGOING FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, COSTS, EXPENSES, ACTIONS AND CAUSES OF ACTION WHICH LONGACRE OR ANY AFFILIATE OF LONGACRE (INCLUDING THEIR RESPECTIVE AFFILIATES, PREDECESSORS, SUCCESSORS AND ASSIGNS) HAD IN THE PAST, NOW HAS, OR MAY IN THE FUTURE HAVE ARISING FROM OR RELATED TO THE FAILURE OR REFUSAL OF KRUPP TO PRODUCE AN INVESTOR LIST OF ANY KRUPP FUND, EXCEPT FOR SUCH A FAILURE OR REFUSAL IN VIOLATION OF THE PROVISIONS OF THIS AGREEMENT.

      10. NOTICES: Any and all notices required or permitted hereunder shall be in writing and shall be deemed given or served, as the case may be, upon actual delivery to the parties at the following addresses:

      If to Longacre:           Longacre Corp.
                                    1 Wall Street
                                    New York, New York 10005
                                    Attention: Ed Mattner

            with a copy to:     Jeffrey P.  Cohen, Esq.
                                    Rogers & Wells
                                    200 Park Avenue
                                    New York, New York 10166

      If to Krupp:              The Krupp Corporation
                                    470 Atlantic Avenue
                                    Boston, Massachusetts 02210
                                    Attention: Laurence Gerber


            with a copy to:     Scott D. Spelfogel, Esq.
                                    Vice President and General Counsel
                                    The Berkshire Group
                                    470 Atlantic Avenue
                                    Boston, Massachusetts 02210


      11. AFFILIATES: For purposes of this Agreement, the term "Affiliate" shall mean with respect to any person or entity, (i) any other person or entity which controls, is controlled by or is under control with such person or entity (ii) the officers, directors and partners of such entity, and (iii) the immediate family members of such person or of any person described in clause (i) or (ii).







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      12. NO ADMISSIONS; CONFIDENTIALITY: The parties agree that this Agreement is being entered into solely to settle a dispute between them, and nothing herein shall be deemed to constitute an admission of liability on the part of Krupp, all such liability being expressly contested. All requests for investor lists made under this Agreement, and the furnishing of such lists, shall be kept strictly confidential by the parties hereto, except to the extent that disclosure of any such request or the furnishing of any such list is required by applicable law or regulation or by court order.

      13. ENFORCEMENT: The parties agree that each shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available at law or in equity. In the event either party must refer this agreement to an attorney for enforcement the prevailing party shall be entitled to all costs of enforcement, including attorneys' fees.

      14. GOVERNING LAW; VENUE AND JURISDICTION: This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflict of law thereof. The parties agree that the federal and state courts located within the Commonwealth of Massachusetts shall have exclusive jurisdiction over disputes arising hereunder, and the parties hereby consent to such venue and submit to the jurisdiction of such courts.

      15. CAPTIONS: Captions and section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

      16. AMENDMENTS: This Agreement may be amended, changed, modified, altered or terminated only by a written instrument or written instruments signed by all of the parties hereto.

      17. SEVERABILITY: In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

      18. COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.








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      IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound, has caused this Agreement to be duly executed on its behalf as of the date first above written.

                              LONGACRE CORP.


                        By:      /s/ Ed Mattner
                           ------------------------------
                                    Ed Mattner
                                     President

                              THE KRUPP CORPORATION


                         By:  /s/ Laurence Gerber
                            -----------------------------
                                 Laurence Gerber
                                 President








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                               SCHEDULE 1



Krupp Cash Plus Limited Partnership
Krupp Cash Plus-II Limited Partnership
Krupp Cash Plus-V Limited Partnership
Krupp Insured Plus Limited Partnership
Krupp Insured Plus-II Limited Partnership
Krupp Insured Plus-III Limited Partnership
Krupp Insured Mortgage Limited Partnership
Krupp Government Income Trust
Krupp Government Income Trust II
Krupp Associates 1980-1
Krupp Realty Fund, LTD-III
Krupp Realty Limited Partnership-IV
Krupp Realty Limited Partnership-V
Krupp Realty Limited Partnership-VII
Krupp Institutional Mortgage Fund Limited Partnership
Woodlake/Tanglewood Associates Limited Partnership
Maryland Associates Limited Partnership
Turtle Creek Associates Limited Partnership
Mitchell Village Associates Limited Partnership
Tracewood Associates Limited Partnership